Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of CF Bankshares Inc. (the “Company”) on Form S-8 (File Nos. 333-84817, 333-114025, 333-163102, 333-207354 and 333-234817), and Form S-3 (File Nos. 333-216922, 333-221607, 333-110218, 333-124323 and 333-156564) of our report dated March 28, 2024, on our audits of the consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

FORVIS, LLP

Indianapolis, Indiana

March 28, 2024